AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment, effective April 30, 2011, is entered into by and between The Calvert Fund and Calvert Investment Management, Inc.

WHEREAS, The Calvert Fund and Calvert Asset Management Company, Inc. entered into an investment advisory agreement on March 1, 1999, an addendum to the investment advisory agreement on January 31, 2011 and a revised and restated Schedule A to the investment advisory agreement on February 1, 2011 (the “Agreements”); and

WHEREAS, effective April 30, 2011, Calvert Asset Management Company, Inc. changed its name to “Calvert Investment Management, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreements are revised to reflect this name change of the investment adviser to “Calvert Investment Management, Inc.”

Date: April 30, 2011

The Calvert Fund

By:  /s/William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Investment Management, Inc.

By:  /s/Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title: Senior Vice President, Chief Financial

    and Administrative Officer